Exhibit 99.1

Orion Marine Group Acquires Subaqueous Services, Inc.

Houston, Texas, February 29, 2008 (NASDAQ: OMGI) -- Orion Marine Group, Inc. (the “Company”), a leading marine specialty contractor serving the heavy civil marine infrastructure sector, today announced it has acquired substantially all of the assets and business of Orlando, Florida based Subaqueous Service, Inc. (“SSI”) for $35 million in cash.  The Company will fund the acquisition using a portion of its term loan bank facility and will operate the acquired assets under the name Subaqueous Services, LLC based in Jacksonville, Florida.

SSI is a specialty dredging services provider that focuses on shallow water dredging projects in Florida and along the Atlantic Seaboard utilizing both mechanical and hydraulic cutter suction pipeline dredging.  Over its 25 year history, SSI has provided services on projects such as the dredging of ports, inlets, and Florida’s intracoastal waterways as well as wetland creation, shoreline stabilization, beach nourishment, lake restoration, and port expansion to a variety of private and public customers.  SSI estimates its 2008 revenues will be between $40 and $45 million with comparable EBITDA margins to Orion Marine Group’s long term goals.

Orion Marine Group’s President and Chief Executive Officer, Mike Pearson, said, “This acquisition adds hydraulic cutter suction dredging capabilities to our east coast operations and allows the company to further expand its foot print for turn-key marine construction capabilities in the Florida and Atlantic Seaboard markets.  By having this type of dredging services available in Florida, we will have the opportunity to attract new projects with enhanced capabilities to meet our customer’s complete marine contracting needs.”

Subaqueous Services, LLC President Curtis Huggins, formerly with SSI said, “We are excited to be a part of the full-service capabilities Orion Marine Group provides.  Our services further compliment Orion Marine Group’s Florida based marine operations with the equipment, manpower and expertise to provide top-quality dredging capabilities as we work together to meet and exceed our customers’ needs”.

A brief discussion of this acquisition and questions will be addressed on Orion Marine Group’s live conference call of its fourth quarter and full year 2007 results on Thursday, March 6, 2008, at 10:00 a.m. Eastern Time/9:00 a.m. Central Time.   To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter and Full Year 2007 Earnings Conference Call at 877-591-4949.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a singlesource turnkey solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, dredging, repair and maintenance, bridge building, marine pipeline construction, as well as specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 70-year legacy of successful operations.

The matters discussed in this news release may make projections and other forward-looking statements regarding, among other things, awarded contracts yet to be performed, associated revenues, and expected or scheduled dates of completion. These statements are predictions that are subject to risks and uncertainties that may cause actual results to differ materially, and particularly with respect to awarded contracts involve risks and uncertainties in view of the fact such contracts are yet to be performed.  Moreover, past performance is not necessarily an indicator of future results. By providing this information, the Company undertakes no obligation to update or revise any projections or forward-looking statements, whether as a result of new developments or otherwise.

Please refer to the Company’s Form S-1 as amended filed on December 20, 2007, which is available on its website at www.orionmarinegroup.com, for additional discussion of risk factors that could cause actual results to differ materially from our current expectations.

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Director of Investor Relations
713-852-6506